NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2010 EARNINGS FROM CONTINUING OPERATIONS

Fourth quarter bookings up 66% year over year
Year-end backlog up 67% year over year

LUFKIN, Texas - February 10, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the fourth quarter and full-year 2010. All per share numbers have been adjusted to reflect the Company’s 2-for-1 stock dividend, which occurred on June 1, 2010.
Earnings from continuing operations for the fourth quarter of 2010 more than tripled to $14.3 million, or $0.47 per diluted share, from $4.2 million, or $0.14 per diluted share, for the fourth quarter of 2009, excluding the impact of a pre-tax $1 million, or $0.02 per diluted share provision related to a class-action lawsuit that was accrued in the 2009 quarter. Fourth quarter SG&A expenses were impacted by approximately $4.5 million due to increased legal expenses, stock option expenses and other compensation expenses resulting from stronger-than-expected financial results and better performance of the stock price. Revenues for the fourth quarter of 2010 increased 53% to $193.5 million compared to $126.8 million for the same period a year ago.
For the full year 2010, excluding a pre-tax $1.0 million, or $0.02 per diluted share legal provision that was accrued in the third quarter, earnings from continuing operations were $44.2 million, or $1.46 per diluted share, compared with $26.3 million, or $0.89 per diluted share, for 2009, excluding the impact of a pre-tax $6.0 million, or $0.13 per diluted share pre-tax litigation charge. Including the impact of litigation charges in both years, reported earnings from continuing operations for the full year 2010 were $43.5 million, or $1.44 per diluted share, compared to $22.5 million, or $0.76 per diluted share in 2009. Revenues in 2010 increased 24% to $645.6 million, compared with $521.4 million for 2009.
“We are very encouraged by the continued improvement in the operating environment and in our financial results,” said John F. “Jay” Glick, president and chief executive officer of Lufkin. “Our expectations for a stronger second half of 2010 have been fully realized.
“There are clear signs that activity levels are responding to a stronger and more stable commodity price environment, as evidenced by our strong revenue performance in the fourth quarter and the continuing climb in the North American onshore drilling rig count.
“We are very pleased with the level of domestic bookings during the fourth quarter in both divisions compared to the fourth quarter of last year as well as compared sequentially to the third quarter of 2010. Total Oilfield Division bookings increased 27% sequentially with strong orders for new units coming from the Bakken and Niobrara plays in North Dakota and Wyoming, with stronger market penetration in the Canadian Bakken extension in Saskatchewan and continued business from the Eagle Ford Shale play and the Permian Basin in Texas.
“Fourth quarter demand was robust in North America for Lufkin pumping units. Units and parts bookings on our North American factories were up 96% over Q3. Canadian bookings were up 75% quarter on quarter. This supports our long held view that demand for our products was constrained by well completion crews and the improved flow from more aggressive stimulation techniques that combined to increase lag time between the oil directed land rig count and demand for our pumping units. However, the shortage of hydraulic fracturing resources was alleviated and as the population of stimulated wells aged, demand for our equipment has ramped-up sharply. This rate of increase gained momentum late in the quarter. Latin American bookings were up 32% sequentially, driven by demand for both pumping units and automation products.
“New order intake in the Power Transmission Division also showed significant gains over prior quarter, driven by new international orders from the oil and gas, power generation and petrochemical sectors. Sequential bookings in Power Transmission were up 36%.
“The backlog in Oilfield increased 203% from last year’s fourth quarter and 25% sequentially. Power Transmission’s backlog increased 6% from a year ago and 2% sequentially. As a result, our combined order backlog increased 67% from a year ago and 13% sequentially to $234.6 million.
“The current oil prices are supporting increasing levels of drilling activity both domestically in the shale plays and in virtually every international oil province around the globe. While most of our markets remain competitive, increasing demand is slowly absorbing available capacity, which is moderating the competitive price pressure in the market. There are signs that competitors are discounting in a slightly less aggressive way and that buyers are placing greater emphasis on equipment reliability and availability, both strong suits for Lufkin. Additionally, the improved focus on market opportunities provided by our new regional organization was instrumental in delivering growth opportunities, as well as improved customer service during 2010, and will be an even bigger advantage as the markets expand in 2011,” Glick added.

FOURTH QUARTER RESULTS

Oilfield Division – Oilfield sales for the fourth quarter of 2010 increased 62% to $144.2 million, from $88.8 million in the fourth quarter of 2009, and grew 11% from the third quarter of 2010. A year-end increase in spending by both independents and some majors resulted in an increase in pumping unit sales, especially in the Permian Basin, and the Niobrara, Bakken and Eagle Ford Shale areas and in Canada. Oilfield’s new order bookings increased 77% to $170.0 million from a year ago and were up 27% from $133.4 million in the prior quarter. Oilfield’s backlog more than tripled to $131.4 million at the end of the year from $43.3 million a year ago. The increase was mainly due to increased orders for new pumping units in North America. Gross margin for the Oilfield Division was 24.1%, versus 24.4% in the third quarter of 2010.
Power Transmission Division – Revenues from Power Transmission products increased 30% to $49.3 million from $38 million in the fourth quarter of 2009, and was up 16% from the third quarter of 2010. Both the sequential and year-over-year growth in revenues were led by international orders from the oil and gas, power generation and industrial sectors. New order bookings in Power Transmission increased 37% from $37.1 million in last year’s fourth quarter and increased 36% sequentially to $50.9 million. The Power Transmission backlog grew slightly to $103.1 million at the end of the fourth quarter, from $97.0 million a year earlier and from $101.6 million at the end of the third quarter of this year. Gross margin for the Power Transmission Division was 29.5%, versus 27.4% in the third quarter of 2010.
Consolidated – Gross profit margin for the fourth quarter increased to 25.4% of revenues, compared to 20.8% a year ago and 25.2% in the third quarter of 2010. The gross profit margin improvement from both periods reflect higher utilization rates in the Company’s factories and improved leverage on fixed costs. Operating income more than tripled to $21.5 million in the fourth quarter, compared to $6.1 million in last year’s fourth quarter, excluding the impact of the litigation reserve. Selling, general and administrative (SG&A) expenses increased to $27.7 million in the fourth quarter compared to $20.3 million in last year’s fourth quarter. However, as a percentage of revenues, SG&A expenses declined to 14.1% in the latest quarter compared to 16.0% a year ago.

FULL YEAR 2010

Oilfield Division revenues for 2010 increased 37% to $477.9 million from $349.2 million in 2009 driven by higher levels of bookings across almost all product lines. Power Transmission Division revenues for 2010 fell almost 3% to $167.8 million from $172.2 million in 2009. Power Transmission Division performance was impacted by delays in LNG-related projects as a result of the uncertain economic environment that was prevalent in the first half of 2010.
Bookings for both divisions experienced a major turnaround, especially in the second half of 2010. Oilfield Division bookings increased 177% to $566 million, while Power Transmission bookings rose 24% versus 2009 to $173.9 million. Overall bookings for Lufkin more than doubled to $739.9 million and were only 14% below the record of $860 million in 2008. Demand from international markets accounted for 39% of total Company bookings in 2010.
Gross profit margin for the Company in 2010 recovered from the impact of the 2009 recession and increased to 24.5% compared to 21.7% in 2009, primarily led by the 24% increase in revenues, which resulted in improved fixed cost leverage.

OUTLOOK

“Improving oil prices along with continued investment in the shale plays and a strong outlook for the domestic land drilling rig count for the next two years give us reason to be optimistic,” Glick said.
“Our fourth quarter Oilfield Division bookings were better than anticipated, and early 2011 bookings are shaping up to be even better. Firm orders we received in the first five weeks of the year give us strong visibility for the first half of 2011. In addition, several orders are already firming up for delivery during the third quarter of 2011. We are also seeing increased demand for larger units as a result of longer lateral wells being drilled.
“In the Power Transmission Division, we are encouraged by several large oil and gas projects on the horizon that could provide significant activity in the second half of 2011. This improved environment is likely to generate additional attractive market opportunities as we continue to improve our competitive position through investments in technology, process innovation and material cost reductions.
“Based on the above industry outlook and our current pipeline of business, we are providing the following guidance for 2011. We estimate first quarter revenues to be in the range of $175 to $190 million and earnings in the range $0.35 to $0.45 per diluted share. The main factor behind the width of our first quarter ranges is the uncertainty associated with the timing of the revenues from our Egyptian operations. For the full year, we expect consolidated revenues to range between $800 - $850 million and earnings to be between $2.50 and $3.00 per diluted share. These ranges assume very limited pricing improvements.” Glick concluded.

CONFERENCE CALL
Lufkin will discuss its fourth quarter and year-end financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To listen to the call, dial (480) 629-9771 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet and can be accessed through the Earnings Conference Call page of Lufkin’s corporate website at www.lufkin.com. A telephonic replay will be available through February 17, 2011, by dialing (303) 590-3030 and entering reservation number 4403790#.
Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.
(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Sales	$193,536	$126,794	$645,643	$521,359
Cost of sales	144,296	100,361	487,125	408,815
Gross profit	49,240	26,433	158,518	112,544
Selling, general and administrative Expenses	27,704	20,346	89,859	75,120
Litigation reserve	0.00	1,000	1,000	6,000
Operating income	21,536	5,087	67,659	31,424
Other income (expense), net	236	(99)	(215)	1,588

Earnings from continuing operations before income tax provision	21,771	4,989	67,445	33,012

Income tax provision	7,472	1,382	23,914	10,533
Earnings from continuing operations	14,299	3,607	43,531	22,479
Earnings (loss) from discontinued operations net of tax	304	(48)	292	(453)
Net earnings	$14,603	$3,559	$43,823	$22,026

Basic earnings per share:
Earnings from continuing operations	$0.47	$0.12	$1.45	$0.76
Earnings from discontinued operations	$0.01	$0.00	$0.01	$(0.02)
Net earnings	$0.48	$0.12	$1.46	$0.74

Diluted earnings per share:
Earnings from continuing operations	$0.47	$0.12	$1.44	$0.76

Earnings from discontinued operations	$0.01	$0.00	$0.01	$(0.02)
Net earnings	$0.48	$0.12	$1.45	$0.74

Dividends per share	$0.125	$0.125	$0.500	$0.500

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Dec. 31,	Dec. 31,
	2010	2009
Current assets	345,197	318,632
Total assets	621,078	541,590
Current liabilities	84,577	64,888
Long-term debt	0.00	1,516
Shareholders' equity	485,960	435,678
Working capital	260,620	253,744

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2010	2009	2010	2009
Sales:
Oilfield	$144,196	$88,760	$477,868	$349,168
Power Transmission	49,340	38,034	167,776	172,191

Total	$193,536	$126,794	$645,644	$521,359

		Dec. 31,	Sept. 30,	Dec. 31,
		2010	2010	2009
Backlog:
Oilfield		$131,423	$105,576	$43,282
Power Transmission		103,127	101,564	96,960

Total		$234,550	$207,140	$140,242

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Earnings from continuing operations	$14,299	$3,607	$43,531	$22,479

Plus: Litigation reserve, net of tax	-	640	640	3,840

Adjusted net earnings from continuing operations	$14,299	$4,247	$44,171	$26,319

Diluted earnings per share:
Earnings from continuing operations	$0.47	$0.12	$1.44	$0.76
Plus: Litigation reserve	$-	$0.02	$0.02	$0.13
Adjusted net earnings	$0.47	$0.14	$1.46	$0.89